EXHIBIT 10.31

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of the 1st day of June, 2005 by and between Switch and Data IL Five LLC f/k/a LayerOne Chicago, LLC, a Texas limited liability company (“Assignor”) and Neutral Tandem, Inc., a Delaware corporation (“Assignee”).

RECITALS:

A.

Assignor is the current tenant under that certain lease (the “Lease”) between it (as successor to LayerOne, Inc., successor to ColloHouse, L.L.C.) and 717 South Wells, L.L.C., as landlord, dated as of May 1, 1999 for the premises (the “Premises”) containing approximately 4,347 rentable square feet located on the 7th floor of building located at 717 South Wells Street, Chicago, Illinois and Agreement for Emergency Facilities dated October 17, 2001 between LayerOne Chicago, LLC and 717 South Wells, L.L.C. (the “Facilities Agreement”), complete copies of each are attached hereto as Exhibit A.

B.	Assignor has customer contracts with co-location customers who license space and services from Assignor at the Premises, complete copies of which are attached hereto as Exhibit B (the “Customer Contracts”).

C.	Assignor has carrier contracts with carriers providing services at the Premises, complete copies of which are attached hereto as Exhibit C (the “Carrier Contracts”).

D.	Assignor desires to transfer and assign to Assignee and Assignee desires to assume from Assignor all the right, title, interest, and obligations of Assignor in, to and under the Lease the Facilities Agreement, the Customer Contracts and the Carrier Contracts.

AGREEMENT:

1.	Assignment and Assumption.

(a) Effective as of July 1, 2005 (the “Effective Date”), Assignor hereby assigns and transfers to Assignee (i) all of Assignor’s right, title, interest, in, to and under the Lease and the Facilities Agreement; (ii) all of Assignor’s right, title, interest, in, to and under the Customer Contracts; (ii) all of Assignor’s right, title, interest, in, to and under the Carrier Contracts; and (iv) all rights, benefits and obligations of Assignor that accrue under the Lease from and after the Effective Date. From and after the Effective Date, all references in the Lease and the Facilities Agreement to “Tenant” shall mean and refer to Assignee, except as to the obligations of Assignor that accrued prior to the Effective Date.

(b) Effective as of the Effective Date, Assignee hereby assumes (i) all of Assignor’s right, title, interest in, to and under the Lease, the Facilities Agreement, Customer Contracts, and Carrier Contracts and (ii) all obligations of Assignor that accrue under the Lease, the Facilities Agreement, Customer Contracts, and Carrier Contracts from and

EXHIBIT D

1

after the Effective Date, except for obligations of Assignor that would otherwise survive the expiration or termination of such transferred agreements not otherwise expressly set forth in this Agreement as obligations of Assignee. Assignor and Assignee hereby agree that any Rent Adjustment amounts due or credited under the Lease following the applicable year end reconciliation shall be the obligations, or to the benefit (as the case may be), of Assignee and Assignor shall have no further rights or obligations in connection therewith. Assignee agrees that from and after the Effective Date, as between Assignee and Assignor, Assignee will bear all of the rights and, to the extent accruing from and after the Effective Date, except for obligations of Assignor that would otherwise survive the expiration or termination of the transferred agreements not otherwise expressly set forth in this Agreement as obligations of Assignee, all obligations under the Lease, the Facilities Agreement, Customer Contracts, and Carrier Contracts and Assignor shall not bear any such obligations.

2.	Delivery of Possession.

As of 12:01 a.m. (cdt) on the Effective Date, Assignor shall deliver possession of the Premises to Assignee in their “as-is” condition and in consideration of the payment by Assignee to Assignor of One Dollar, shall concurrently with such delivery, be deemed to have conveyed to Assignee all of Assignor’s right, title and interest in and to the equipment listed on Exhibit D in its “as-is” condition hereto and free of all liens and encumbrances, except for the liens of its lenders which will be released within a reasonable time after the Effective Date (not to exceed sixty [60] days after the Effective Date) (the “Equipment”) (the Premises and Equipment collectively being the “Transferred Property”) and Assignee shall accept the Transferred Property and Assignor shall not be liable to Assignee for any defects, if any, in such Transferred Property.

3.	Assignor Representations and Warranties.

Assignor represents and warrants to Assignee the truth and accuracy of the following as of the date on which Assignor executes this Agreement:

(a)	the Lease is currently in effect and has not been amended other than as described on Exhibit A, and that there exists no other agreement affecting the Transferred Property, other than this Agreement and the Lease and Assignor’s surety agreements with its lender as set forth in Paragraph 2 above; and

(b)	no defaults by Assignor or, to the best of Assignor’s knowledge without investigation, by Landlord, exist under the Lease, nor have any acts been committed by Assignor or, to the best of Assignor’s knowledge without investigation, by Landlord, nor have any events occurred which, with the passage of time or the giving of notice or both, could become defaults by Assignor or, to the best of Assignor’s knowledge without investigation, by Landlord, as the case may be, which might otherwise constitute such an event.

(c) each Customer Contract and each Carrier Contract is a legal, valid and binding obligation of Assignor and each other party thereto, is in full force and effect and is legally enforceable in accordance with its terms;

(d) Assignor has performed all of its material obligations under each Customer Contract and each Carrier Contract and, to Assignor’s knowledge, no other party thereto is in default with respect to any of its material obligations under any Customer Contract or Carrier Contract or has repudiated any provisions thereof, and no event has occurred that, with the passage of time or notice or both, would constitute a breach or default or permit termination prior to expiration, modification or acceleration thereunder;

(e) there are no unresolved disputes in effect with respect to any Customer Contract or Carrier Contract;

(f) Assignor has not received any notice that any party to a Customer Contract or a Carrier Contract intends either to modify, cancel or terminate prior to expiration any Customer Contract or Carrier Contract or not renew any Customer Contract or Carrier Contract upon the expiration of the current term thereof.

(g) Assignor has full power and authority to (i) assign its entire right, title and interest in the Lease, the Facilities Agreement, Customer Contracts and Carrier Contracts to Assignee and (ii) enter into this Agreement.

4.	Indemnification.

(a) Assignor shall indemnify Assignee from, and shall defend and hold harmless Assignee and its officers and directors and their respective affiliates against, any claims, liabilities, loss, cost, and/or expense, including, without limitation, attorney’s fees and costs, incurred, suffered or to which any such party is subject as a result of (i) any breach of any representation or warranty made by Assignor in this Agreement, (ii) any breach of any covenant or agreement of Assignor in this Agreement, and (iii) any liability or obligation of Assignor arising out of or under any Customer Contract, Carrier Contract, the Facilities Agreement or the Lease or use of the Transferred Property prior to the Effective Date. Assignor shall further reimburse Assignee for all costs and expenses, including, without limitation, reasonable attorney’s fees and costs (including expenses), incurred by Assignee as a result of, related to or arising out of the indemnification above.

(b) Assignee shall indemnify Assignor from, and shall defend and hold harmless Assignor and its officers and directors and their respective affiliates against, any claims, liabilities, loss, cost, and/or expense, including, without limitation, attorney’s fees and costs, incurred, suffered or to which any such party is subject as a result of (i) any breach of any covenant or agreement of Assignee in this Agreement; and (ii) any liability or obligation of Assignor arising out of or under any Customer Contract, Carrier Contract, the Facilities Agreement or the Lease or use of the Transferred Property from and after, and which accrued after, the Effective Date. Assignee shall further reimburse Assignor for all costs and expenses, including, without limitation, reasonable attorney’s fees and costs (including expenses), incurred by Assignor as a result of, related to or arising out of the indemnification above.

5. Successors and Assigns. This Agreement shall by binding on and inure to the benefit of the parties to it, and their respective successors-in-interest and assigns.

6. Rights and Remedies; Prevailing Party. Failure by either party to comply with its obligations under this Agreement shall entitle the other party to exercise all rights and remedies available to it at law and or in equity and the prevailing party in any such action shall be entitled to reimbursement of its reasonable attorney’s fees and expenses from the non-prevailing party.

7. Entire Agreement. This Agreement and the Exhibits hereto constitute the entire agreement of the parties respecting the subject matter hereof and supersedes all prior or contemporaneous agreements and understandings of or between the parties, oral or otherwise. The recitals to this Agreement are hereby deemed to be incorporated into this Agreement as if fully stated herein. No modification or amendment of this Agreement shall be of any force or effect unless made in writing and executed by both Assignor and Assignee.

8. Notices. Any notice, request, demand, instruction or other document to be given under this Agreement shall be in writing and except where a method of delivery is specified above, shall be sent by overnight courier (next business day) or sent by United States certified mail, return receipt requested, postage prepaid and addressed at the respective addresses set forth below, and the same shall be effective one (1) business day after deposit with Federal Express or other reputable overnight courier or three (3) business days after deposit in the mails if mailed. A party may change its address for receipt of notices by service of a notice of such change in accordance herewith.

If to Assignor:

Switch and Data IL Five LLC

1715 N. Westshore Blvd., Ste. 650

Tampa, Florida 33607

Attn: General Counsel

If to Assignee:

Neutral Tandem, Inc.

1 South Wacker Drive

Suite 200

Chicago, IL 60602

Attn: Ron Gavillet

9. Contingency. Assignor and Assignee acknowledge that (i) pursuant to the terms of the Lease, Landlord’s consent is not required in connection with the assignment of the Lease, and (ii) Landlord’s consent is required for the assignment of the Facilities Agreement. The effectiveness of this Agreement is conditioned upon Assignor promptly obtaining Landlord’s consent in writing to the assignment of the Facilities Agreement from Assignor to Assignee. If Landlord’s consent to the assignment of the Facilities Agreement is not obtained by Assignor within thirty (30) days after the date of this Agreement, Assignee shall have the right to terminate this Agreement upon written notice to Assignor. Notwithstanding the date set forth in this Agreement as the Effective Date, if such Landlord consent is not obtained prior to July 1, 2005 and Assignee does not elect to terminate this Agreement pursuant to the terms of this Paragraph 9, the Effective Date shall be deemed the date Landlord’s consent to the assignment of the Facilities Agreement is obtained.

10. Definitions. Any term which is capitalized, but not defined in this Agreement, which is capitalized and defined in the Lease shall have the same meaning for purposes of this Agreement as it has for purposes of the Lease.

11. Counterparts. This Agreement may be executed in multiple counterparts, with execution of each such counterpart being deemed execution of all such counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives as of the date first written above.

Assignor:	Switch and Data IL Five LLC, a Texas limited liability company
By:	/s/ George Pollock Jr.
Name:	George Pollock Jr.
Title:	Authorized Representative

Assignee:	Neutral Tandem, Inc., a Delaware corporation
By:	/s/ John Barnicle
Name:	John Barnicle
Title:	President